Exhibit4.40

Termination Agreement Relating to Control Agreements

This Termination Agreement Relating to Control Agreements (this “Agreement”) is entered into in Shanghai on March 31, 2022 by and among:

(1)

Shanghai Aihui Trading Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC (Unified Social Credit Code: 913100000512489464) with its registered address at Room 611, Building 1, 1616 Changyang Road, Yangpu District, Shanghai (the “WFOE”);

(2)

Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC (Unified Social Credit Code: 913101105559290751) with its registered address at Room 1101-1103, No. 433 Songhu Road, Yangpu District, Shanghai (the “Company”).

(3)	Xuefeng CHEN, a PRC natural person with his ID Card number of ***;
(4)	Wenjun SUN, a PRC natural person with his ID Card number of ***;
(5)

Xianxing HUANG, a Hong Kong natural person with Exit-Entry Permit Number for Travelling to and from Hong Kong and Macao of *** (together with Xuefeng CHEN and Wenjun SUN, each an “Existing Shareholder” and collectively, the “Existing Shareholders”).

(Each of the WFOE, the Company and the Existing Shareholders shall be hereinafter referred to as a “Party”, collectively, the “Parties”, and one Party and the “other Parties”.)

WHEREAS:

(1)	The Parties have previously executed, either jointly or separately, the documents listed in Annex I (collectively, the “Control Agreements”); and
(2)	The Existing Shareholders intend to transfer all of their equity interests in the Company to the WFOE. The Parties agree to terminate all the Control Agreements pursuant to this Agreement.

NOW, THEREFORE, through mutual consultation, the Parties hereby agree as follows:

1Termination of Control Agreements

1.1

WFOE, the Company and the Existing Shareholders hereby irrevocably agree and acknowledge that all and any Control Agreements shall be terminated and cease to have any effect from the effective date of this Agreement, and all spouse consent letters in connection with the Control Agreements shall become invalid simultaneously therewith. With respect to the equity pledge set forth in the Equity Pledge Agreement (as defined in Annex I) under the Control Agreements, the Parties shall promptly complete procedures for cancellation of the equity pledge registration with the administration for market regulation in accordance with Article 2 hereof.

1.2

From the effective date of this Agreement, the Parties shall cease to have the rights and obligations under all and any Control Agreements. The Parties further acknowledge that from the effective date of this Agreement, each Party will not be required to pay any fees or compensations to any other Parties in accordance with the Control Agreements; each Party shall be exempted from any liability for its breach of the Control Agreements or Other misconduct (including acts and omissions, if any) committed to the Control Agreements prior to the effective date of this Agreement; each Party irrevocably waives any claim against any other Parties, whether such Party is suffered or may be suffered in the future by any third party claims, regardless of whether such other Parties are liable or not.

1.3

Each Party hereto hereby irrevocably and unconditionally discharges any and all disputes, claims, demands, rights, obligations, liabilities, actions, contracts or causes of action of any kind or nature that it, now, or in the future has or may have against any other Parties hereto, directly or indirectly, relating to or arising out of any or all of the Control Agreements.

1.4

Without prejudice to the provisions of Article 1.2 and the generality of Article 1.3 above, from the effective date of this Agreement, each Party hereto hereby releases each such Party, its successors, assigns or executors, from and against the other Parties hereto, their present and former directors, officers, employees, counsels and agents (“Such Persons”), affiliates, respective successors and assigns of Such Persons, any commitments, debts, Actions, demands, obligations and liabilities of any kind or nature whatsoever, that they have or may have against the other Parties hereto, in connection with or arising out of the Control Agreements, including all claims and causes of action at law and on an equitable basis, whether asserted or unasserted, absolute or contingent, known or unknown.

2Cancel of Equity Pledge

2.1

From the effective date of this Agreement, WFOE (also referred to as the “Pledgee”) irrevocably and unconditionally agrees to release any security interest arising out of the Equity Pledge Agreement, release and discharge the Existing Shareholders (also referred to as the “Pledgors”) from all powers and interests granted to the Pledgee pursuant to the Equity Pledge Agreement.

2.2	With respect to the cancellation of the equity pledge registration and return of relevant documents, the Parties acknowledge that:
(1)

The prior registration of the equity pledge with the administration for market regulation in connection with the Equity Pledge Agreement shall be released as soon as practicable after the effective date of this Agreement. The Pledgee shall take all necessary actions, including the execution of the Statement on Cancellation of Equity Pledge as set forth in Annex II and all other necessary documents, to cancel the equity pledge registration, and shall assist the Pledgors and the Company in releasing any security interest in the Equity Pledge Agreement.

(2)

The Pledgee shall promptly return to the Pledgors and/or the Company all documents previously delivered to the Pledgee pursuant to the Equity Pledge Agreement (including but not limited to the Register of Members of the Company and documentary evidence in connection with the prior registration of the equity pledge with the administration for market regulation and other authorities (if applicable) in connection with the Equity Pledge Agreement).

3Representations, Warranties and Covenants

3.1	Each Party represents and warrants to the other Parties that:

(1)

The Party has full legal right, power and authority to execute this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party, and the execution of this Agreement is a manifestation of its true intention;

(2)

The execution and performance of this Agreement will not constitute a breach of any articles of association, agreements executed or license obtained to which it is a party or by which it is bound, and will not result in its breach of judgment, decree, order or consent of any court, governmental or regulatory authority;

(3)

It has obtained all consents, approvals and authorizations necessary for the valid execution of this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party and to observe and perform its obligations hereunder and thereunder.

3.2

For the purpose of successfully completing the termination of the rights and obligations under the Control Agreements, the Parties shall execute all necessary or appropriate documents and take all necessary or appropriate actions to actively cooperate with the other Parties to obtain relevant governmental approval or/and registration documents and to carry out relevant termination procedures.

4Governing Law and Dispute Resolution

4.1	This Agreement shall be governed in all respects by the laws of the PRC.
4.2

All disputes arising from or related to the implementation of this Agreement shall be resolved through friendly negotiation by the Parties. If any dispute cannot be resolved through negotiation within fifteen (15) days after the occurrence of the dispute, either Party shall be entitled to refer the dispute to the Shanghai Arbitration Commission (the “Arbitration Tribunal”) for arbitration in Shanghai in accordance with the arbitration rules of the Arbitration Tribunal then in effect. The arbitration shall be conducted in Chinese. The arbitration award is final and binding on all Parties involved in the dispute.

4.3

During the period of dispute resolution, except for those in dispute, the Parties shall continue to have their respective other rights under this Agreement and shall continue to perform their corresponding obligations hereunder.

5Confidentiality

5.1

The Parties shall keep confidential this Agreement and the matters related to this Agreement. Without the written consent of the other Parties, the Parties shall not disclose any matters related to this Agreement to any third party other than this Agreement, except the disclosure for the following:

(1)

The disclosure made to auditors, attorneys and other personnel engaged in the ordinary course of business; provided, however, that such personnel shall keep confidential the information related to this Agreement obtained during the above working period;

(2)

Such information and documents are in public domain or the disclosure of such information is expressly required by laws, regulations or the relevant securities regulatory authorities; provided, however, that if any Party intends to disclose any information in accordance with this Section, it shall notify the other Parties in writing five (5) Business Days in advance for confirmation and the other Parties shall reply within five (5) Business Days. Disclosure may be made only after the other Parties confirm that such information can be disclosed. If any Party decides to disclose or has disclosed any information related to such Party without the written confirmation of the other Parties, which causes losses to such Party, such Party shall have the right to request the other Parties to bear the liability for compensation.

5.2	This confidentiality clause survives the termination of this Agreement.

6Miscellaneous

6.1	This Agreement shall become effective on the execution date after it is signed and sealed by the Parties.
6.2	This Agreement may be amended or modified by the Parties through consultation. Any amendment or modification shall be made in writing and become effective upon execution by the Parties.
6.3

Unless otherwise provided in this Agreement, any failure or delay on the part of any Party to exercise its rights, powers or privileges under this Agreement shall not constitute a waiver of such rights, powers and privileges, and any single or partial exercise of such rights, powers and privileges shall not preclude the exercise of any other rights, powers and privileges.

6.4	This Agreement may be executed in any number of counterparts, and each original counterpart shall have the same legal effect.

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IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Termination Agreement Relating to Control Agreements as of the date first written above.

Shanghai Aihui Trading Co., Ltd. (Seal)
/s/ Shanghai Aihui Trading Co., Ltd.

By:	/s/ Yike CHEN
Name:	Yike CHEN
Title:	Legal Representative

Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (Seal)
/s/ Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd.

By:	/s/ Yike CHEN
Name:	Yike CHEN
Title:	Legal Representative

Signature Page to Termination Agreements Relating to Control Agreements

IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Termination Agreement Relating to Control Agreements as of the date first written above.

Xuefeng CHEN

By:	/s/ Xuefeng CHEN

Signature Page to Termination Agreements Relating to Control Agreements

IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Termination Agreement Relating to Control Agreements as of the date first written above.

Wenjun SUN

By:	/s/ Wenjun SUN

Signature Page to Termination Agreements Relating to Control Agreements

IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Termination Agreement Relating to Control Agreements as of the date first written above.

Xianxing HUANG

By:	/s/ Xianxing HUANG

Signature Page to Termination Agreements Relating to Control Agreements

Annex I

List of Control Agreements

#	Document	Parties	Execution Date	Remark
1.	Exclusive Technology Consulting and Management Service Agreement	Shanghai Aihui Trading Co., Ltd. and Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (formerly known as: Shanghai Yueyee Network Information Technology Co., Ltd.)	August 31, 2012	/
2.	The Fifth Supplemental Agreement to the Exclusive Technology Consulting and Management Service Agreement	Shanghai Aihui Trading Co., Ltd. and Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (formerly known as: Shanghai Yueyee Network Information Technology Co., Ltd.)	March 12, 2021	/
3.	Business Operation Agreement

Shanghai Aihui Trading Co., Ltd., Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (formerly known as: Shanghai Yueyee Network Information Technology Co., Ltd.), Wenjun SUN and Xuefeng CHEN

			August 31, 2012	/

Annex to Termination Agreement Relating to Control Agreements

#	Document	Parties	Execution Date	Remark
4.	Voting Proxy Agreement

Shanghai Aihui Trading Co., Ltd., Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd.

(formerly known as: Shanghai Yueyee Network Information Technology Co., Ltd.), Wenjun SUN and Xuefeng CHEN

			August 31, 2012	/
5.	Joinder Agreement	Shanghai Aihui Trading Co., Ltd., Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd., and Xianxing HUANG	March 17, 2022	/
6.	Third Amended and Restated Option Purchase Agreement	Shanghai Aihui Trading Co., Ltd. and Xuefeng CHEN	December 7, 2020	The documents are collectively referred to as the “Option Purchase Agreement”
7.	Third Amended and Restated Option Purchase Agreement	Shanghai Aihui Trading Co., Ltd. and Wenjun SUN	December 7, 2020
8.	Option Purchase Agreement	Shanghai Aihui Trading Co., Ltd. and Xianxing HUANG	March 17, 2022
9.	Third Amended and Restated Share Pledge Agreement	Shanghai Aihui Trading Co., Ltd., Xuefeng CHEN and Wenjun SUN	December 7, 2020	The documents are collectively referred to as the “Equity Pledge Agreement”
10.	Share Pledge Agreement	Shanghai Aihui Trading Co., Ltd. and Xianxing HUANG	March 17, 2022

Annex to Termination Agreement Relating to Control Agreements

#	Document	Parties	Execution Date	Remark
11.	Amended and Restated Power of Attorney

Shanghai Aihui Trading Co., Ltd., Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (formerly known as: Shanghai

Yueyee Network Information Technology Co., Ltd.) and Xuefeng CHEN

			March 12, 2021	The documents are collectively referred to as the “Power of Attorney”
12.	Amended and Restated Power of Attorney

Shanghai Aihui Trading Co., Ltd., Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (formerly known as: Shanghai Yueyee Network Information Technology Co., Ltd.) and Wenjun SUN

March 12, 2021
13	Power of Attorney	Shanghai Aihui Trading Co., Ltd. and Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. and Xianxing HUANG	March 17, 2022
14.	Spouse Consent Letter	Jingqian CHEN (Spouse of Xuefeng CHEN)	March 12, 2021	The documents are collectively referred to as the “Spouse Consent Letter”
15.	Spouse Consent Letter	Chenghong QIAN (Spouse of Wenjun SUN)	March 12, 2021

Annex to Termination Agreement Relating to Control Agreements